EXHIBIT 23.1.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 28, 2013, with respect to the financial statements of ATEL 16, LLC as of December 31, 2012 and for the period of December 27, 2012 (date of inception) through December 31, 2012, and the unaudited financial statements as of March 31, 2013 and for the period from December 27, 2012 (date of inception) through March 31, 2013 included in the Registration Statement (Pre-Effective Amendment No.2 to Form S-1, No. 333-188924) and Prospectus of ATEL 16, LLC for the registration of 15,000,000 units of limited liability company interest.

/s/ Moss Adams LLP

San Francisco, California

July 19, 2013